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Fresh Brands, Inc.
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FRESH BRANDS, INC.

Proposed Merger With Affiliate of
Certified Grocers Midwest, Inc.

December 6, 2005 – Investor Conference Call Script

Before we begin the call, I need to tell you that certain matters discussed on this call will be “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe our future plans, objectives, strategies of goals are also forward-looking statements. Forward-looking statements include statements about the expected timing, completion and effects of the proposed merger. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect our anticipated results. Fresh Brands may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. Additional risks and uncertainties include, but are not limited to the factors summarized in our Form 10-K for our fiscal year ended January 1, 2005. Copies of this Form 10-K are available on the SEC’s web site, which is www.sec.gov and through a link on our web site located at http://www.fresh-brands.com. You are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements made on this call are only made as of the date of this call and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Louis:

Good afternoon, My name is Louis Stinebaugh, and I am President and Chief Operating Officer of Fresh Brands. With me today is John Dahly, our Chief Financial Officer, and Jon Hoenecke, Vice President of Finance.

I am delighted to announce that we have entered into a definitive merger agreement to be acquired by an affiliate of Certified Grocers Midwest, Inc. for $7.05 per share in cash. Including the Company’s debt and certain other liabilities to be assumed in the transaction, the total deal value is approximately $100 million. We have 4,931,934 shares outstanding.

Many of you know Certified Grocers, which has been in existence since 1940. It is a profitable Chicago-based grocery wholesaler with about $675 million in annual sales and a strong balance sheet. Certified is a member-owned cooperative that serves approximately 200 independent retail stores, principally in Illinois, out of a 67-acre distribution center in Hodgkins, Illinois. Members of the Certified cooperative own Certified Holdings, Inc., the parent of the company we are merging with.

The proposed merger is subject to shareholder approval and other customary closing conditions. The transaction is not subject to any financing contingency and Certified has guaranteed the obligations of its affiliate to pay the merger price to our shareholders upon closing of the merger. No regulatory approval is required. We expect to close the transaction sometime in the first quarter of 2006, depending upon the SEC review process of our proxy materials, which we plan to file on a preliminary basis with the SEC within the next several weeks.

We are very excited about the synergies and benefits to our organization that will result from the merger. This is a true win-win situation for our shareholders, franchisees, employees, vendors and other constituencies.

•	For our shareholders, $7.05 per share represents a fully-financed, fair price. Our agreement with an affiliate of Certified was the result of a six-month strategic exploration process led by industry investment banking expert, William Blair &Company. This extensive process focused on all aspects of our current business and our future prospects. We explored many potential strategic alternatives and different business models. As a result of this extensive process and the advice received from Blair, other professional advisors and management, our Board is convinced that this transaction is fair to, and in the best interest of, our shareholders.

•	For our franchisees, this combination with an affiliate of Certified will allow us to improve our economies of scale and realize many business and operating synergies and efficiencies, including lowering our product costs. Savings from no longer being a public company will amount to about $1.7 million a year alone. Combining forces with Certified will allow us to provide our Piggly Wiggly franchisees with an even more aggressive value proposition operating strategy and become even more competitive within the markets they serve. The merger will help to provide assurance to all our franchisees that we are here for the long-haul and have partnered with a company whose mission is similar to ours at Fresh Brands….providing great service to our customers. This will allow us to continue to support and actively expand our franchise base and wholesale business.

•	For our employees, being part of an alliance with approximately $1.3 billion of combined annual sales should provide many opportunities to our employees. Being based in the upper Midwest for so many years, Certified and it’s employees share the same values and work ethic as Fresh Brands. This is a very good fit for us and should be looked at as strengthening our prospects for the future.

•	For our vendors, our transaction with Certified provides us with long-term financial security with a company that most of you know well and respect for the way they operate their business. Certified’s new $115 million syndicated credit facility led by J.P. Morgan Chase will be used by Certified to complete this transaction and fund both of our operations. It will provide substantial liquidity for all of our anticipated working capital needs. In the near term, we have plenty of liquidity, with $17.9 million of availability under our current bank line of credit as of the end of the third quarter. Moreover, with our combined volume after the merger, we believe that we will become an even better and more efficient partner with our vendors. By working together and taking unnecessary costs out of the system, we will ultimately sell more product for our vendors at even more competitive pricing for our customers.

•	For our entire organization and all of our constituencies, this merger succeeds in eliminating the significant public company costs and distractions that had unnecessarily burdened our organization. As I said, these costs exceeded about $1.7 million last year.

•	No longer being public will allow us to build our business and more easily make strategic and operating decisions for the long term good of our company, outside of the public focus of achieving quarterly earnings expectations or mandated and costly public disclosure requirements. We should be a much more nimble and competitive organization as a result of not being publicly traded.

•	This merger also provides us with more financial capabilities and flexibility to invest in and grow our Company.

•	We feel very good about our future with Certified and the value-added synergies which will result.

•	Finally, for Certified, we believe this is an important transaction for them too. It will help Certified grow its core wholesale business in a contiguous market and enhance the cost savings opportunities and other synergies which it can then pass on to its own cooperative members. This high relative level of importance to Certified enhances both the prospects of closing our deal successfully and the likelihood that our integration will go smoothly, with minimal disruption to our employees, franchisees and other constituencies. With the ongoing consolidation that is occurring in our industry, this merger is a very good strategic move for Certified.

In summary, this transaction makes a lot of sense for both of our organizations and constituencies. We are excited about our future together.

I am looking forward to working with Certified’s management team to begin integrating our two great, long-standing organizations so that we may begin to realize the many value-added synergies we are expecting from this merger.

If anyone has questions that we may address for you today, we will now open the call for those questions.

[Questions]

Thank you for participating in today’s call and for your continuing support of our company.

Where You Can Find Additional Information

In connection with the proposed merger, Fresh Brands will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Fresh Brands, Inc. 2215 Union Avenue, Sheboygan, WI 53081, Attention: Corporate Secretary, Telephone 920-457-4433, or from Fresh Brands’ website, www.fresh-brands.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Fresh Brands.

Fresh Brands and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Fresh Brands in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Fresh Brands’ proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Fresh Brands common stock as of March 30, 2005 is also set forth in the Schedule 14A filed by Fresh Brands on April 12, 2005 with the SEC.